Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Acquires Two Lexus Dealerships in New Mexico

HOUSTON, TEXAS – December 9, 2019 – /PRNewswire/ – Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced the expansion of its business presence in the New Mexico market with the acquisition of two Lexus dealerships. The dealerships are located in Albuquerque and Santa Fe.  These stores are the only Lexus franchises in the state of New Mexico and are expected to generate approximately $90 million in annualized revenues.

“We are pleased to broaden our dealership footprint in the fast-growing New Mexico market and expand our long-standing partnership with Lexus,” said Earl J. Hesterberg, Group 1's president and chief executive officer.

The addition of these stores increases Group 1’s total representation in New Mexico to nine automotive franchises, which includes the following luxury brands:

▪	BMW / MINI;
▪	BMW Mottorad (motorcycles);
▪	Lexus; and
▪	Jaguar / Land Rover.

About Group 1 Automotive, Inc.
Group 1 owns and operates 186 automotive dealerships, 242 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
Senior V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com